Exhibit 23.3

 [GCA Letterhead]

January 14, 2009

Mr. Martin H. Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611 - 10th Ave, SW
Calgary Alberta T2R 0B2
Canada

Gran Tierra Registration Statement:
Form S-3
Filed with the U.S. Securities and Exchange Commission

Dear Mr. Eden:

As the independent reserve engineers for Gran Tierra, Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA’s review of Gran Tierra’s reserves as of December 31, 2007 in the form and context incorporated by reference by Gran Tierra in this Form S-3 filed with the U.S. Securities and Exchange Commission.  We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

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Please do not hesitate to contact us if you have any questions.

Very truly yours,

GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ David K. Morgan

David K. Morgan
Senior Manager